Exhibit 99.1

UNIVERSAL INSURANCE HOLDINGS, INC.

ANNOUNCES ADDITIONAL SHARE REPURCHASES

Completes previously announced committed repurchase of 4 million shares; Completes the repurchase of nearly 2.7 million additional shares as part of new separate transaction;

Aggregate repurchase totals nearly 6.7 million shares since April 1, 2013

Fort Lauderdale, Fla., May 23, 2013—Universal Insurance Holdings, Inc. (Company) (NYSE MKT: UVE), announced that it concluded the previously committed repurchase of 4,000,000 shares of the Company’s common stock from Bradley I. Meier, the Company’s former Chairman, President and Chief Executive Officer, at $4.02 per share, and repurchased an additional 2,666,000 shares of common stock from Mr. Meier at $4.50 per share in a separate privately negotiated transaction. The repurchase prices represent a discount of 44.4% and 37.8%, respectively, from yesterday’s closing price of the Company’s common stock.

Sean P. Downes, the Company’s President, Chief Executive Officer and Director, stated, “We are very pleased to have completed the repurchase of nearly 6.7 million shares of our common stock since April 1, 2013, at a substantial discount to the market price. Through these collective transactions we have reduced our outstanding share count by approximately 16% compared to March 31, 2013. This transaction reinforces our positive outlook on the future here at Universal, and underscores our commitment to improving shareholder value.”

About Universal Insurance Holdings, Inc.

Universal Insurance Holdings, Inc., with its wholly-owned subsidiaries, is a vertically integrated insurance holding company performing all aspects of insurance underwriting, distribution and claims. Universal Property & Casualty Insurance Company (UPCIC), a wholly-owned subsidiary of the Company, is one of the leading writers of homeowners insurance in Florida and is now fully licensed and has commenced its operations in North Carolina, South Carolina, Hawaii, Georgia, Massachusetts and Maryland. American Platinum Property and Casualty Insurance Company, also a wholly-owned subsidiary, currently writes homeowners multi-peril insurance on Florida homes valued in excess of $1 million, which are limits and coverages currently not targeted through its affiliate UPCIC. For additional information on the Company, please visit our investor relations website at www.universalinsuranceholdings.com.

Forward-Looking Statements and Risk Factors

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. Such statements may include commentary on plans, products and lines of business, marketing arrangements, reinsurance programs and other business developments and assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future results could differ materially from those described and the Company undertakes no obligation to correct or update any forward-looking statements. For further information regarding risk factors that could affect the Company’s operations and future results, refer to the Company’s reports filed with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2012 and the Form 10-Q for the quarter ended March 31, 2013.

Investor Contact:

Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com